Exhibit 5

                         JONES & KELLER, P.C.
                       1625 Broadway, Suite 1600
                        Denver, Colorado 80202
                       Telephone: (303) 573-1600
                      Telecopier: (303) 893-6506


June 8, 1999


Factual Data Corp.
Hahns Peak Drive
Loveland, CO 80538

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Factual Data Corp., a Colorado corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission"), of a Registration Statement on Form S-3 (the "Registration Statement") covering 351,116 shares (the "Shares") of common stock of the Company, (the "Common Stock"). The Shares being registered are being sold by the Selling Shareholders.

This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter is subject to and should be read in conjunction therewith. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

In  rendering  our  Opinion,  we  have  examined  such  agreements,   documents,
instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Articles of Incorporation and Bylaws, as restated or amended, of the Company; and the resolutions adopted by the Board of Directors of the Company
authorizing,   approving  and  ratifying  the  Share  Purchase  Agreements,  the
Registration Rights Agreements and the preparation and filing of the Registration Statement. In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and the delivery of all documents by any persons or entitled other than the Company and the Selling Shareholders where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.


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As to various factual  matters that are material to our Opinion,  we have relied upon the factual statements set forth in an officer's certificate of the Company and certificates of, and other information obtained from, public officials. We
have  not  independently  verified  or  investigated,   nor  do  we  assume  any
responsibility for, the factual accuracy or completeness of such factual statements.

Based upon and subject to the foregoing, we are of the Opinion that:

(1) the Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and (b) has requisite corporate power and authority to carry on its business as described in the Registration Statement.

(2) the 351,116 Shares to be registered are validly issued, fully paid and nonassessable.

We hereby consent to the filing of the Opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement.

Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referenced to by or filed with any other person or entity without our prior written permission.

                                Very truly yours,

                               /s/ Jones & Keller, P.C.

                                JONES & KELLER, P.C.